American Express Global Business Travel Reports Strong Q3 2024 Financial Results, Raises 2024 Free Cash Flow Guidance and Announces $300 Million Share Buyback Authorization

NEW YORK – November 5, 2024 – American Express Global Business Travel, which is operated by Global Business Travel Group, Inc. (NYSE: GBTG) (“Amex GBT” or the “Company”), a leading software and services company for travel, expense, and meetings & events, today announced financial results for the third quarter ended September 30, 2024.

Third Quarter 2024 Highlights

Continued to Deliver Strong Financial Results
•TTV grew 9% year over year to $7.8 billion.
•Revenue grew 5% year over year to $597 million.
•Adjusted EBITDA grew 23% year over year to $118 million.
•Strong Free Cash Flow generation of $59 million, totaling $132 million year to date.

Significant Margin Expansion
•Revenue grew 5%, while Adjusted Operating Expenses only increased 1%.
•Adjusted EBITDA margin expansion of 300bps year over year.

Continued Share Gains and Strong Customer Retention
•LTM Total New Wins Value of $3.0 billion, including $2.1 billion from SME.
•97% LTM customer retention rate.

Free Cash Flow Acceleration
•Raised full-year 2024 Free Cash Flow Guidance to approximately $160 million (up from >$130 million).
•Narrowed full-year 2024 revenue and Adjusted EBITDA guidance ranges.

Returning Cash to Shareholders
•8 million shares repurchased in a private share buyback completed in Q3 2024 (approximately $55 million).
•Board of Directors authorized additional share buyback of up to $300 million.

Paul Abbott, Amex GBT’s Chief Executive Officer, stated: "We continue to execute on our strategy and deliver strong results with a focus on share gains, margin expansion and investing for growth. Our recent share buyback and larger scale authorization demonstrate our confidence in our long term strategy."

Karen Williams, Amex GBT's Chief Financial Officer, stated: "Our focus on productivity and margin expansion has enabled us to invest significantly in our people, products and services. This has resulted in accelerating Free Cash Flow generation and continued deleverage. We are now in the strong position of being able to fund the anticipated closing and integration of the CWT acquisition, executed our first share buyback and have a new, larger authorization in place to return cash to shareholders."

Third Quarter 2024 Financial Summary

(in millions, except percentages; unaudited)	Three Months Ended		YOY Inc / (Dec)
	September 30,
	2024	2023
Total Transaction Value (TTV)	$7,752	$7,123	9%
Transaction Growth	5%	8%

Revenue	$597	$571	5%
Travel Revenue	$478	$455	5%
Product and Professional Services Revenue	$119	$116	2%

Total operating expenses	$570	$575	(1)%
Adjusted Operating Expenses	$479	$476	1%

Operating income (loss)	$27	$(4)	$31
Net loss	$(128)	$(8)	$(120)
Net loss margin	(21)%	(1)%	NM
EBITDA	$33	$76	(58)%
Adjusted EBITDA	$118	$95	23%
Adjusted EBITDA Margin	20%	17%	300bps

Net cash from operating activities	$85	$135	(37)%
Free Cash Flow	$59	$107	(45)%
Net Debt	$860	$927
Net Debt / LTM Adjusted EBITDA	1.9x	2.7x
NM = not meaningful

Third Quarter 2024 Financial Highlights
(Changes compared to prior year period unless otherwise noted)

Revenue of $597 million increased $26 million, or 5%. Within this, Travel Revenue increased $23 million, or 5%, primarily due to Transaction Growth. Product and Professional Services Revenue increased $3 million, or 2%, primarily due to increased management fees.

Total operating expenses of $570 million decreased $5 million, or 1%, primarily due to lower restructuring costs and depreciation and amortization. Cost savings initiatives and productivity improvements also drove lower cost of revenue and general & administrative costs. This was partially offset by the Company's continued investments in technology and content along with sales & marketing costs.

Adjusted Operating Expenses of $479 million increased $3 million, or 1%.

Operating income of $27 million increased $31 million versus operating loss of $4 million in the same period in 2023, driven by higher revenue and lower operating expenses discussed above.

Net loss was $128 million, versus a net loss of $8 million in the same period in 2023. Increased operating income was offset by unfavorable fair value movements on earnout derivative liabilities, loss on early extinguishment of debt related to debt refinancing and a higher provision for income taxes.

Adjusted EBITDA of $118 million increased $23 million, or 23%. Revenue growth and operating leverage resulted in Adjusted EBITDA margin expansion of 300bps to 20%.

Net cash from operating activities totaled $85 million, a decrease of $50 million, or 37%, primarily due to unfavorable net change in working capital, largely driven by lower benefit from the Egencia working capital optimization actions as the program nears completion.

Free Cash Flow totaled $59 million, a decrease of $48 million, or 45%, primarily due to the decrease in net cash from operating activities.

Net Debt: As of September 30, 2024, total debt, net of unamortized debt discount and debt issuance cost was $1,384 million, compared to $1,362 million as of December 31, 2023. Net Debt was $860 million as of September 30, 2024, compared to $886 million as of December 31, 2023. Leverage ratio was 1.9x as of September 30, 2024, down from 2.3x as of December 31, 2023. The cash balance was $524 million as of September 30, 2024, compared to $476 million as of December 31, 2023.

Raising Full-Year 2024 Free Cash Flow Guidance

	Full-Year 2024 Guidance	Year-over-Year Growth
Revenue	$2.415B – $2.435B	+ 5.5% – 6.5%
Adjusted EBITDA	$470M – $480M	+ 24% – 26%
Adjusted EBITDA Margin	19% – 20%	+ 290bps – 310bps
Free Cash Flow	Approx. $160M (vs. prior guidance of >$130M and original guidance of >$100M)

Please refer to the section below titled "Reconciliation of Full-Year 2024 Adjusted EBITDA and Free Cash Flow Guidance" for a description of certain assumptions and risks associated with this guidance and reconciliation to GAAP.

Webcast Information

Amex GBT will host its third quarter 2024 investor conference call today at 9:00 a.m. E.T. The live webcast and accompanying slide presentation can be accessed on the Amex GBT Investor Relations website at investors.amexglobalbusinesstravel.com. A replay of the event will be available on the website for at least 90 days following the event.

Glossary of Terms

See the “Glossary of Terms” for the definitions of certain terms used within this press release.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not recognized under GAAP in this press release, including EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Expenses, Free Cash Flow and Net Debt. See “Non-GAAP Financial Measures” below for an explanation of these non-GAAP financial measures and “Tabular Reconciliations for Non-GAAP Financial Measures” below for reconciliations of the non-GAAP financial measures to the comparable GAAP measures.

About American Express Global Business Travel

American Express Global Business Travel (Amex GBT) is a leading software and services company for travel, expense, and meetings & events. We have built the most valuable marketplace in travel with the most comprehensive and competitive content. A choice of solutions brought to you through a strong combination of technology and people, delivering the best experiences, proven at scale. With travel professionals and business partners in more than 140 countries, our solutions deliver savings, flexibility, and service from a brand you can trust – Amex GBT.
Visit amexglobalbusinesstravel.com for more information about Amex GBT. Follow @amexgbt on X (formerly known as Twitter), LinkedIn and Instagram.

Contacts

Media:
Martin Ferguson
Vice President Global Communications and Public Affairs
martin.ferguson@amexgbt.com

Investors:
Jennifer Thorington
Vice President Investor Relations
investor@amexgbt.com

GLOBAL BUSINESS TRAVEL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30,
(in $ millions, except share and per share data)	2024	2023
Revenue	$597	$571
Costs and expenses:
Cost of revenue (excluding depreciation and amortization shown separately below)	237	238
Sales and marketing	99	95
Technology and content	112	103
General and administrative	75	77
Restructuring and other exit charges	4	12
Depreciation and amortization	43	50
Total operating expenses	570	575
Operating income (loss)	27	(4)
Interest income	2	—
Interest expense	(28)	(36)
Loss on early extinguishment of debt	(38)	—
Fair value movement on earnout derivative liabilities	(22)	39
Other loss	(15)	(9)
Loss before income taxes	(74)	(10)
(Provision for) benefit from income taxes	(54)	2
Net loss	(128)	(8)
Less: net income (loss) attributable to non-controlling interests in subsidiaries	1	(8)
Net loss attributable to the Company’s Class A common stockholders	$(129)	$—
Basic loss per share attributable to the Company’s Class A common stockholders	$(0.28)	$—
Weighted average number of shares outstanding - Basic	462,291,043	419,154,778
Diluted loss per share attributable to the Company’s Class A common stockholders	$(0.28)	$(0.02)
Weighted average number of shares outstanding - Diluted	462,291,043	457,742,129

GLOBAL BUSINESS TRAVEL GROUP, INC.
CONSOLIDATED BALANCE SHEETS

(in $ millions, except share and per share data)	September 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$524	$476
Accounts receivable (net of allowance for credit losses of $15 and $12 as of September 30, 2024 and December 31, 2023, respectively)	691	726
Due from affiliates	44	42
Prepaid expenses and other current assets	135	116
Total current assets	1,394	1,360
Property and equipment, net	232	232
Equity method investments	14	14
Goodwill	1,236	1,212
Other intangible assets, net	500	552
Operating lease right-of-use assets	62	50
Deferred tax assets	253	281
Other non-current assets	61	50
Total assets	$3,752	$3,751
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$330	$302
Due to affiliates	28	39
Accrued expenses and other current liabilities	504	466
Current portion of operating lease liabilities	14	17
Current portion of long-term debt	16	7
Total current liabilities	892	831
Long-term debt, net of unamortized debt discount and debt issuance costs	1,368	1,355
Deferred tax liabilities	5	5
Pension liabilities	176	183
Long-term operating lease liabilities	67	55
Earnout derivative liabilities	91	77
Other non-current liabilities	47	33
Total liabilities	2,646	2,539
Commitments and Contingencies
Shareholders’ equity:
Class A common stock (par value $0.0001; 3,000,000,000 shares authorized; 477,996,198 and 467,092,817 shares issued, 469,996,198 and 467,092,817 shares outstanding as of September 30, 2024 and December 31, 2023, respectively)	—	—
Additional paid-in capital	2,809	2,748
Accumulated deficit	(1,559)	(1,437)
Accumulated other comprehensive loss	(94)	(103)
Treasury shares, at cost (8,000,000 shares and nil shares as of September 30, 2024 and December 31, 2023, respectively)	(55)	—
Total equity of the Company’s shareholders	1,101	1,208
Equity attributable to non-controlling interest in subsidiaries	5	4
Total shareholders’ equity	1,106	1,212
Total liabilities and shareholders’ equity	$3,752	$3,751

GLOBAL BUSINESS TRAVEL GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended September 30,
(in $ millions)	2024	2023
Operating activities:
Net loss	$(120)	$(90)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	138	145
Deferred tax charge (benefit)	29	(16)
Equity-based compensation	58	60
Allowance for credit losses	7	11
Loss on early extinguishment of debt	38	—
Fair value movement on earnout derivative liabilities	14	(23)
Other	14	16
Changes in working capital:
Accounts receivable	24	(109)
Prepaid expenses and other current assets	(26)	(26)
Due from affiliates	(4)	(2)
Due to affiliates	(11)	18
Accounts payable, accrued expenses and other current liabilities	66	141
Defined benefit pension funding	(20)	(21)
Net cash from operating activities	207	104
Investing activities:
Purchase of property and equipment	(75)	(87)
Other	5	(6)
Net cash used in investing activities	(70)	(93)
Financing activities:
Proceeds from senior secured term loans	1,397	131
Repayment of senior secured term loans	(1,372)	(2)
Purchase of treasury shares	(55)	—
Contributions for ESPP and proceeds from exercise of stock options	27	7
Payment of taxes withheld on vesting of equity awards	(22)	(14)
Repayment of other debt and finance lease obligations
Payment of debt financing costs	(25)	(2)
Prepayment penalty and other costs related to early extinguishment of debt	(26)	—
Other	(3)	1
Net cash (used in) from financing activities	(79)	121
Effect of exchange rate changes on cash, cash equivalents and restricted cash	3	(3)
Net increase in cash, cash equivalents and restricted cash	61	129
Cash, cash equivalents and restricted cash, beginning of period	489	316
Cash, cash equivalents and restricted cash, end of period	$550	$445
Supplemental cash flow information:
Cash paid for income taxes, net	$13	$1
Cash paid for interest (net of interest received)	$75	$107
Non-cash additions for operating lease right-of-use assets	$26	$10
Non-cash additions for finance lease	$5	$3
Issuance of shares to settle liability	$—	$4

Glossary of Terms

Customer retention rate is calculated based on Total Transaction Value (TTV).

CWT refers to CWT Holdings, LLC.

GMN refers to Global & Multinational Enterprises and SME refers to Small and Medium-sized Enterprises. For organizational management purposes, Amex GBT divides the customer base into these two general categories, generally on the basis of annual TTV, although this measure can vary by country and by customer preference. Amex GBT offers all products and services to all sizes of customer, as customers of all sizes may prefer different solutions.

LTM refers to the last twelve months ended September 30, 2024.

Total New Wins Value is calculated using expected annual average Total Transaction Value (TTV) over the contract term from all new client wins over the last twelve months.

Total Transaction Value or TTV refers to the sum of the total price paid by travelers for air, hotel, rail, car rental and cruise bookings, including taxes and other charges applied by suppliers at point of sale, less cancellations and refunds.

Transaction Growth represents year-over-year increase or decrease as a percentage of the total transactions, including air, hotel, car rental, rail or other travel-related transactions, recorded at the time of booking, and is calculated on a net basis to exclude cancellations, refunds and exchanges. To calculate year-over-year growth or decline, we compare the total number of transactions in the comparative previous period/ year to the total number of transactions in the current period/year in percentage terms. For the nine months ended September 30, 2024, we have presented Transaction Growth on a net basis to exclude cancellations, refunds and exchanges as management believes this better aligns Transaction Growth with the way we measure TTV and earn revenue. Prior period Transaction Growth percentages have been recalculated and represented to conform to current period presentation.

Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. Our non-GAAP financial measures are provided in addition, and should not be considered as an alternative, to other performance or liquidity measures derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and you should not consider them either in isolation or as a substitute for analyzing our results as reported under GAAP. In addition, because not all companies use identical calculations, the presentations of our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

Management believes that these non-GAAP financial measures provide users of our financial information with useful supplemental information that enables a better comparison of our performance or liquidity across periods. In addition, we use certain of these non-GAAP financial measures as performance measures as they are important metrics used by management to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. We also use certain of our non-GAAP financial measures as indicators of our ability to generate cash to meet our liquidity needs and to assist our management in evaluating our financial flexibility, capital structure and leverage. These non-GAAP financial measures supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, and/or to compare our performance and liquidity against that of other peer companies using similar measures.

We define EBITDA as net income (loss) before interest income, interest expense, gain (loss) on early extinguishment of debt, benefit from (provision for) income taxes and depreciation and amortization.

We define Adjusted EBITDA as net income (loss) before interest income, interest expense, gain (loss) on early extinguishment of debt, benefit from (provision for) income taxes and depreciation and amortization and as further adjusted to exclude costs that management believes are non-core to the underlying business of the Company, consisting of restructuring, exit and related charges, integration costs, costs related to mergers and acquisitions, non-cash equity-based compensation and related employer taxes, long-term incentive plan costs, certain corporate costs, fair value movements on earnout derivative liabilities, foreign currency gains (losses), non-service components of net periodic pension benefit (costs) and gains (losses) on disposal of businesses.

We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue.

We define Adjusted Operating Expenses as total operating expenses excluding depreciation and amortization and costs that management believes are non-core to the underlying business of the Company, consisting of restructuring, exit and related charges, integration costs, costs related to mergers and acquisitions, non-cash equity-based compensation and related employer taxes, long-term incentive plan costs and certain corporate costs.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are supplemental non-GAAP financial measures of operating performance that do not represent and should not be considered as alternatives to net income (loss) or total operating expenses, as determined under GAAP. In addition, these measures may not be comparable to similarly titled measures used by other companies.

These non-GAAP measures have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of the Company’s results or expenses as reported under GAAP. Some of these limitations are that these measures do not reflect:

•changes in, or cash requirements for, our working capital needs or contractual commitments;
•our interest expense, or the cash requirements to service interest or principal payments on our indebtedness;
•our tax expense, or the cash requirements to pay our taxes;
•recurring, non-cash expenses of depreciation and amortization of property and equipment and definite-lived intangible assets and, although these are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future;
•the non-cash expense of stock-based compensation, which has been, and will continue to be for the foreseeable future, an important part of how we attract and retain our employees and a significant recurring expense in our business;
•restructuring, mergers and acquisition and integration costs, all of which are intrinsic of our acquisitive business model; and
•impact on earnings or changes resulting from matters that are non-core to our underlying business, as we believe they are not indicative of our underlying operations.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses should not be considered as a measure of liquidity or as a measure determining discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

We believe that the adjustments applied in presenting EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are appropriate to provide additional information to investors about certain material non-cash and other items that management believes are non-core to our underlying business.

We use these measures as performance measures as they are important metrics used by management to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. These non-GAAP measures supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. We also believe that EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are helpful supplemental measures to assist potential investors and analysts in evaluating our operating results across reporting periods on a consistent basis.

We define Free Cash Flow as net cash from (used in) operating activities, less cash used for additions to property and equipment.

We believe Free Cash Flow is an important measure of our liquidity. This measure is a useful indicator of our ability to generate cash to meet our liquidity demands. We use this measure to conduct and evaluate our operating liquidity. We believe it typically presents an alternate measure of cash flow since purchases of property and equipment are a necessary component of our ongoing operations and it provides useful information regarding how cash provided by operating activities compares to the property and equipment investments required to maintain and grow our platform. We believe Free Cash Flow provides investors with an understanding of how assets are performing and measures management’s effectiveness in managing cash.

Free Cash Flow is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. This measure has limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent cash flow for discretionary expenditures. This measure should not be considered as a measure of liquidity or cash flow from operations as determined under GAAP. This measure is not a measurement of our financial performance under GAAP and should not be considered in isolation or as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of liquidity.

We define Net Debt as total debt outstanding consisting of the current and non-current portion of long-term debt, net of unamortized debt discount and unamortized debt issuance costs, minus cash and cash equivalents. Net Debt is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. This measure is not a measurement of our indebtedness as determined under GAAP and should not be considered in isolation or as an alternative to assess our total debt or any other measures derived in accordance with GAAP or as an alternative to total debt. Management uses Net Debt to review our overall liquidity, financial flexibility, capital structure and leverage. Further, we believe that certain debt rating agencies, creditors and credit analysts monitor our Net Debt as part of their assessment of our business.

Tabular Reconciliations for Non-GAAP Measures

Reconciliation of net loss to EBITDA and Adjusted EBITDA:

	Three months ended September 30,
(in $ millions)	2024	2023
Net loss	$(128)	$(8)
Interest income	(2)	—
Interest expense	28	36
Loss on early extinguishment of debt	38	—
Provision for (benefit from) income taxes	54	(2)
Depreciation and amortization	43	50
EBITDA	33	76
Restructuring, exit and related charges (a)	8	13
Integration costs (b)	7	10
Mergers and acquisitions (c)	12	1
Equity-based compensation and related employer taxes (d)	22	19
Fair value movement on earnout derivative liabilities (e)	22	(39)
Other adjustments, net (f)	14	15
Adjusted EBITDA	$118	$95
Net loss margin	(21)%	(1)%
Adjusted EBITDA Margin	20%	17%

Reconciliation of total operating expenses to Adjusted Operating Expenses:

	Three months ended September 30,
(in $ millions)	2024	2023
Total operating expenses	$570	$575
Adjustments:
Depreciation and amortization	(43)	(50)
Restructuring, exit and related charges (a)	(8)	(13)
Integration costs (b)	(7)	(10)
Mergers and acquisitions (c)	(12)	(1)
Equity-based compensation and related employer taxes (d)	(22)	(19)
Other adjustments, net (f)	1	(6)
Adjusted Operating Expenses	$479	$476

a)Includes (i) employee severance costs of $2 million and $12 million for the three months ended September 30, 2024 and 2023, respectively, (ii) accelerated amortization of operating lease ROU assets of $4 million and $1 million for the three months ended September 30, 2024 and 2023, respectively and (iii) contract costs related to facility abandonment of $2 million and $0 for the three months ended September 30, 2024 and 2023, respectively.
b)Represents expenses related to the integration of businesses acquired.
c)Represents expenses related to business acquisitions, including potential business acquisitions, and includes pre-acquisition due diligence and related activities costs.
d)Represents non-cash equity-based compensation expense and employer taxes paid related to equity incentive awards to certain employees.
e)Represents fair value movements on earnout derivative liabilities during the periods.
f)Adjusted Operating Expenses excludes (i) long-term incentive plan expense of $0 and $4 million for the three months ended September 30, 2024 and 2023, respectively and (ii) legal and professional services costs of $(1) million and $2 million for the three months ended September 30, 2024 and 2023, respectively. Adjusted EBITDA additionally excludes (i) unrealized foreign exchange loss of $14 million and $8 million for the three months ended September 30, 2024 and 2023, respectively and (ii) non-service component of our net periodic pension cost related to our defined benefit pension plans of $1 million and $1 million for the three months ended September 30, 2024 and 2023, respectively.

Reconciliation of net cash from operating activities to Free Cash Flow:

	Three months ended September 30,
($ in millions)	2024	2023

Net cash from operating activities	$85	$135
Less: Purchase of property and equipment	(26)	(28)
Free Cash Flow	$59	$107

Reconciliation of Net Debt:

	As of
(in $ millions)	September 30, 2024	December 31, 2023	September 30, 2023
Current portion of long-term debt	$16	$7	$6
Long-term debt, net of unamortized debt discount and debt issuance costs	1,368	1,355	1,353
Total debt, net of unamortized debt discount and debt issuance costs	1,384	1,362	1,359
Less: Cash and cash equivalents	(524)	(476)	(432)
Net Debt	$860	$886	$927

LTM Adjusted EBITDA	$448	$380	$343
Net Debt / LTM Adjusted EBITDA	1.9x	2.3x	2.7x

Reconciliation of Full-Year 2024 Adjusted EBITDA and Free Cash Flow Guidance

The Company’s full-year 2024 guidance considers various material assumptions. Because the guidance is forward-looking and reflects numerous estimates and assumptions with respect to future industry performance under various scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the business of Amex GBT, all of which are difficult to predict and many of which are beyond the control of Amex GBT, actual results may differ materially from the guidance due to a number of factors, including the ultimate inaccuracy of any of the assumptions described above and the risks and other factors discussed in the section entitled “Forward-Looking Statements” below and the risk factors in the Company’s SEC filings.

The guidance provided does not incorporate the impact of the CWT acquisition, which is expected to close in the first quarter of 2025.

Adjusted EBITDA guidance for the year ending December 31, 2024 consists of expected net loss for the year ending December 31, 2024, adjusted for: (i) interest expense of approximately $115 million; (ii) loss on extinguishment of debt of $38 million; (iii) income taxes of approximately $60-75 million; (iv) depreciation and amortization of property and equipment of approximately $180-185 million; (v) restructuring costs of approximately $15-20 million; (vi) integration expenses and costs related to mergers and acquisitions of approximately $65-70 million; (vii) non-cash equity-based compensation of approximately $80-85 million, and; (viii) other adjustments, including long-term incentive plan costs, legal and professional services costs, non-service component of our net periodic pension benefit (cost) related to our defined benefit pension plans and foreign exchange gains and losses of approximately $20 million. We are unable to reconcile Adjusted EBITDA to net income (loss) determined under U.S. GAAP due to the unavailability of information required to reasonably predict certain reconciling items such as impairment of long-lived assets and right-of-use assets and fair value movement on earnout derivative liabilities and the related tax impact of these adjustments. The exact amount of these adjustments is not currently determinable but may be significant.

Free Cash Flow guidance for the year ending December 31, 2024 consists of expected net cash from operating activities of greater than $260-280 million less purchase of property and equipment of approximately $105-115 million.

Forward-Looking Statements

This release contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding our financial position, business strategy, the plans and objectives of management for future operations and full-year guidance. These statements constitute projections, forecasts and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this release are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following risks, uncertainties and other factors: (1) changes to projected financial information or our ability to achieve our anticipated growth rate and execute on industry opportunities; (2) our ability to maintain our existing relationships with customers and suppliers and to compete with existing and new competitors; (3) various conflicts of interest that could arise among us, affiliates and investors; (4) our success in retaining or recruiting, or changes required in, our officers, key employees or directors; (5) factors relating to our business, operations and financial performance, including market conditions and global and economic factors beyond our control; (6) the impact of geopolitical conflicts, including the war in Ukraine and the conflicts in the Middle East, as well as related changes in base interest rates, inflation and significant market volatility on our business, the travel industry, travel trends and the global economy generally; (7) the sufficiency of our cash, cash equivalents and investments to meet our liquidity needs; (8) the effect of a prolonged or substantial decrease in global travel on the global travel industry; (9) political, social and macroeconomic conditions (including the widespread adoption of teleconference and virtual meeting technologies which could reduce the number of in-person business meetings and demand for travel and our services); (10) the effect of legal, tax and regulatory changes; (11) our ability to complete any potential acquisition in a timely manner or at all; (12) our ability to recognize the anticipated benefits of any future acquisition, which may be affected by, among other things, competition and the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain key employees; (13) risks related to, or unexpected liabilities that arise in connection with, any future acquisition or the integration of any acquisition; and (14) other risks and uncertainties described in the Company’s Form 10-K, filed with the SEC on March 13, 2024, and in the Company’s other SEC filings. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Disclaimer

An investment in Global Business Travel Group, Inc. is not an investment in American Express. American Express shall not be responsible in any manner whatsoever for, and in respect of, the statements herein, all of which are made solely by Global Business Travel Group, Inc.